SUN RIVER ENERGY, INC. ANNOUNCES SEISMIC PROCESSING REPORT

Dallas, TX -- (PRNewswire-FirstCall) –October19, 2011 --Sun River Energy, Inc. (OTC:BB:SNRV).  Sun River Energy, Inc. (the “Company” or “Sun River”) announces receipt of a seismic processing report by Thomasson Partner Associates, Inc.(“TPA”) of Denver, Colorado.

Donal R. Schmidt, Jr., the Company's CEO and President, states:

“In June of this year, the Company purchased and processed a total of thirty-five (35) miles of previously existing 2D seismic data in Colfax and Mora County, New Mexico.  This data overlies a portion of the 276square miles of mineral acres Sun River owns in Colfax County.  TPAhas worked closely with the Company over the last several years in the area and led the combined processing effort.  Specifically, we tasked TPA with interpreting the data consistent with the known geological structural and stratigraphic settings integrated within the Company’s basement model interpretation of the Raton Basin.  Their report was thorough and provides confirmation of a significant amount of information we previously assumed based upon physical geology in the region.

“We believe the Raton Basin and specifically the Maxwell sub-basin is a significant resource-type play.  As such, wesought to improve our understanding of the structural regime of the Pennsylvanian Sandia (Morrow/Atoka) section.  The data we processed was of good quality and adequately showed the shallow sections.  Unfortunately, but not surprisingly, the deeper images provided no image at all of the section of interest due to geometry and filtering in the original data set.

“We hoped the report would help narrow our selection of possible drilling locations, but this was not the case.  However, we did get several pieces of good geophysical news and an unanticipated, pleasant surprise that supports our continued belief in the overall value of this asset.

“Most importantly, the data correlated very well with our apparent basement model structure.  We believe this confirms our overall geological theoryin the basin.  This correlation alone bolsters an immediate acceleration ofour current leasing and acquisition program, which has been underway for several months in New Mexico.

“Further, we now have a much better understanding of the structure of the Pennsylvanian section and its thrust faulting, which we believe to be the Sandia formation.  Closely related is the report’s confirmation of theorogenic and depositional time-line of geological history of the basin.  Ultimately, these two itemswill allow us to narrowly focus future 2D and 3D seismic shoots as we continue development of these assets.

“Of great interest, the report also indicatesan area of approximately 6,000 acres which may contain potential resources of up to 80 million barrels of oil equivalent based upon volumetric analysis.  According to the report, this area is analogous in several ways to the Anschutz Ranch East giant field in Utah.The total potential pay interval is believed to be approximately 1,200 feet thick.  The report references possible stacked“flat spots” or reflectors in the seismic indicative of gas-over-liquid contacts.  Flat spots are known in the industry as a direct hydrocarbon indicator (“DHI”).  An interbedded sandstone/shale system like the Sandia may have multiple DHI, which are indicative of potential hydrocarbon accumulation.  The potential resources of this area supports future acquisition of 3D seismic separate from that we initially planned to acquire on the resource-type portion of the basinin order to further refine its ultimate potential.

“The report closed with several recommendations, all of which are consistent with the Company’s ongoing development program.  One such recommendation anticipated to be adopted as soon as practical is the acquisition and processing of an additional thirty (30) miles of new 2D seismic. TPA believes this essential to planningaconcise 3D seismic survey prior to any drilling activity.”

About Sun River Energy, Inc.:

Sun River Energy, Inc. is a Dallas-based, oil and gas exploration and production company.  For further information on the Company, please visit our website www.snrv.com.

Media Contact:
Gilbert Steedley
1-800-669-6511

Notice Regarding Forward-Looking Statements

This news release contains “forward-looking statements” (statements which are not historical facts) made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations rather than historical facts and they are indicated by words or phrases such as "anticipate," "could," "may," "might," "potential," "predict," "should," "estimate," "expect," "project," "believe," "plan," "envision," "continue," "intend," "target," "contemplate," or "will" and similar words or phrases or comparable terminology. We have based such forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements, many of which are beyond our control. These factors include, but are not limited to, the time to consummate the proposed development, completion and extraction; the timing and extent of changes in market conditions and prices for natural gas and oil; the timing and extent of the Company's success in discovering, developing, producing and estimating reserves; the economic viability of, and the Company's success in drilling, the Company's ability to fund the acquisition, development, completion and extraction of oil and gas assets and the Company's planned capital investments; the Company's future property acquisition or divestiture activities; increased competition; and any other factors listed in the reports the Company has filed and may file with the Securities and Exchange Commission.  Investors are cautioned not to place undue reliance on these forward-looking statements, which reflect the Company’s expectations only as of the date they were made. The Company undertakes no obligation to update or revise any forward-looking statements to reflect new information or the occurrence of unanticipated events or otherwise.

Cautionary Note -- The SEC permits oil and gas companies, in filings made with the SEC, to only disclose proved reserves, which are estimates that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Beginning with year-end reserves for 2009, the SEC permits the optional disclosure of probable and possible reserves.  In this news release, the Company uses certain broader terms such as "potential resources" or other descriptions of volumes of resources potentially recoverable through additional drilling or recovery techniques that may include probable and possible reserves as defined by the SEC's guidelines.These estimates are by their nature more speculative than estimates of proved, probable and possible reserves and accordingly are subject to substantially greater risk of being actually realized.  Potential resources refers to the Company’s internal estimates of hydrocarbon quantities that may be potentially discovered through exploratory drilling or recovered with additional drilling or recovery techniques and have not been reviewed by independent engineers. “Potential resources” does not constitute reserves within the meaning of the Society of Petroleum Engineer's Petroleum Resource Management System and does not include proved reserves. Area wide unproven, unrisked resource potential has not been fully risked by the Company’s management. Actual quantities that may be ultimately recovered from the Company’s interests will differ substantially. Factors affecting ultimate recovery include the scope of the Company’s drilling program, which will be directly affected by the availability of capital, drilling and production costs, commodity prices, availability of drilling services and equipment, drilling results, lease expirations, transportation constraints, regulatory approvals, field spacing rules, recoveries of gas in place, length of horizontal laterals, actual drilling results, including geological and mechanical factors affecting recovery rates and other factors. Estimates of resource potential may change significantly as development of our resource plays provides additional data. Investors are urged to consider closely the disclosure in our most recent Annual Report on Form 10-K and in our other filings, available from our website at www.snrv.com or by written request to 5950 Berkshire Lane, Suite 1650, Dallas, Texas 75225. You can also obtain these documents by calling the SEC at 1-800-SEC-0330.